As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-197410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-197410

UNDER

THE SECURITIES ACT OF 1933

Mattress Firm Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-8185960
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

5815 Gulf Freeway

Houston, Texas 77023

(713) 923-1090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kindel L. Elam

General Counsel and Secretary

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

(713) 923-1090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephanus Johannes Grobler

Steinhoff International Holdings N.V.

Block D, De Wagenweg Office Park

Stellentia Road

Stellenbosch, South Africa

+27 21 808 0700

Scott I. Sonnenblick
Peter Cohen-Millstein
Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
(212) 903-9000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-197410, originally filed by Mattress Firm Holding Corp. (the “Company”) on Form S-3 with the Securities and Exchange Commission on July 14, 2014 registering its common stock, par value $0.01 per share, preferred stock, warrants, units and debt securities (the “Registration Statement”). Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, the securities registered thereunder included such indeterminate number of shares of common stock and preferred stock, number of warrants and units and principal amount of debt securities as may be issued upon conversion or exchange of any preferred stock, warrants or debt securities registered thereunder that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On September 16, 2016, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated August 6, 2016 by and among the Company, Steinhoff International Holdings N.V., a company incorporated under the laws of the Netherlands (Naamloze Vennootschap) (“Steinhoff”), Stripes US Holding, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Steinhoff (“HoldCo”) and Stripes Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of HoldCo (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of HoldCo (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on September 16, 2016.

MATTRESS FIRM HOLDING CORP.

By:	/s/ Kindel L. Elam
Kindel L. Elam
General Counsel and Secretary